600 Corporate Pointe, Suite 550, Culver City, CA 90230 - 855.710.0915

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement") is made between the FlitWays Technology, Inc. (“FlitWays” or “the Company”), a corporation organized under the laws of the State of Nevada at 600 Corporate Pointe Suite 550 Culver City, CA 90230, and Tobi Mac Aro, (“the Executive”), an individual, for mutual consideration, the receipt and adequacy of which is hereby acknowledged by the parties, who agree to the following:

1.

Term, nature and review. The Executive is engaged to serve as the Chairman, President, Chief Executive Officer, Chief Technology Officer, Interim Chief Financial Officer, Interim Principal Financial Officer and a member of the Board of Directors of the Company for a term of three years, commencing on January 1, 2018 and expiring on December 31, 2020.

a.

The initial term of this Agreement is three years (the "Term"). Effective as of the expiration of such initial Term and as of each annual anniversary date thereof, the Term shall be extended for an additional one-year period unless, (i) not later than 6 months prior to such an automatic extension date, the Company shall have given written notice to the Executive that the Term shall not be so extended or (ii) not later than six months prior to such an automatic extension date, the Executive shall have given written notice to the Company that the Term shall not be so extended.

b.

In the event the Company elects not to extend the Term, it shall pay to the Executive the severance pay provided for in Section 5.D. In the event the Executive elects not to extend the Term, the Company shall not pay to the Executive the severance pay provided for in Section 5.D.

c.

This Agreement may not be terminated by expiration, but only notice of one party to the other of non-renewal, or as provided for in Section 5.

d.

During the Term, while the Executive is engaged in no lesser capacity than the Chief Executive Officer, the Executive will perform the duties in such role as specified in Appendix I attached, as such may be reasonably revised from time to time by the Board of Directors. The Executive shall hold full authority for the engagement and discharge of all other employees of the Company and to enter contracts on behalf of the Company subject to the policies of the board, bylaws of the Company, and the budget adopted by the Board of Directors. The performance of the Executive will be reviewed annually by the Company’s Board of Directors. The Executive will be employed at the headquarters of the Company in a distance no greater than 15 miles from its current headquarters.

e.

Any violation of a. through e. above shall be deemed termination without cause.

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2.

Compensation.

a.

Salary: Throughout the Term of this Agreement, the base annual salary of the Executive shall be as reflected on the schedule below and paid on the Company’s regular payment schedule:

2018 - $150,000

2019 - $250,000

2020 - $250,000

b.

Option Grants:  For 2017, to reflect important objectives met during such period, the Executive shall be granted 7,000,000 options as of December 31, 2017, and additional option grants vested quarterly for the below total of each of the following annual periods:

2018: 8,000,000

2019: 8,000,000

2020: 8,000,000

All grants shall have exercise prices of 10% above the lowest closing price for the last 10 days of such quarter.

c.

Incentive Bonus:  For each of 2018, 2019 and 2020, executive shall be eligible for cash bonuses based upon Executives total salary for that specific year and the performance hurdles as detailed in Appendix A.

The Executive’s performance, compensation and benefits shall be reviewed annually by the Company's Compensation Committee on behalf of its Board of Directors;

3.

Benefits. Except as may otherwise be indicated in this Agreement, the

Executive shall be entitled to participate in all employee benefit plans, including but not limited to, medical coverage, life insurance and contributions to Executive's retirement plan, that the Company has adopted or may adopt, maintain or contribute to for the benefit of its executives at a level commensurate with Executive’s position and compensation, subject to satisfying the applicable eligibility requirements therefore and in accordance with the terms of those plans.

The Executive shall also be entitled to the use of a leased automobile, in an amount not to exceed $1000 per month. In addition, the Executive shall be entitled to twenty (20) days paid vacation per calendar year. The Executive may carry forward any unused and accrued vacation days into the following calendar year in accordance to the policy in the employee handbook of the Company.

4.

Business Expenses. The Company will pay or reimburse the Executive for reasonable expenses

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incurred by the Executive, which are directly related to the performance of the Executive’s duties of employment, subject to maintenance of the documentation by the Executive in accordance with established policy.

5.

Cancellation.

a.

Cancellation Due to Death or For Cause. This Agreement will be canceled (i) automatically upon the Executive's death; or (ii) immediately by the

Termination For Cause. “For Cause” shall mean: (a) Executive’s material breach of a material clause of this Agreement; (b) Executive’s failure or refusal to perform his duties; (c) executive's misconduct materially damaging or detrimental to the Company; (d) Executive's conviction of any felony or any other crime that brings the Company into substantial public disgrace or disrepute; (e) Executive’s willful refusal to obey the lawful, legitimate written orders or directions of the Board, as expressed in Board policies, memoranda or resolutions; (f) Executive’s violation of the Company’s bylaws; or (g) Executive's acts of dishonesty, fraud, or gross negligence in connection with the performance of the Executive’s duties under this Agreement. In the event this Agreement is canceled under the provisions of this Section 5.A., the Executive shall receive no further compensation beyond the date of cancellation other than compensation or benefits accrued or required by law.

b.

Termination by the Company.  The Company may cancel this Agreement for any reason by vote of the Board of Directors at a regular or special meeting called for that purpose. The Executive (i) shall be given the same written notification of that meeting as is given to the Board of Directors, (ii) shall be informed in writing why the cancellation is being considered, (iii) shall have the right to address the Board of Directors regarding the proposed cancellation, and to be represented by counsel or other representative of his choosing and (iv) shall accept the decision of the Board of Directors as the sole and absolute decision of the Company. In the event this Agreement is cancelled under the 4 provisions of this subsection (5.B.), the Executive shall receive the compensation applicable under this Agreement and all benefits as set out below in subsection 5.D.

c.

Cancellation By Non-Renewal of Term. Either party may terminate this Agreement by giving the other party written notice that the Term shall not be extended as per Section 1 herein.

d.

Severance Pay and Benefits. If the Company cancels this Agreement pursuant to Section 5.B or Section 5.C and the Executive suffers a Separation From Service (as defined by Section 409A of the IRS Code), the Executive shall receive Severance Pay in the amount of: (i). The Company shall pay Executive one (1) year of Executive's base annual salary at the rate applicable on the date of cancellation; (ii). the Company shall continue to provide the Executive’s health and life insurance for twelve (12) months; provided, that the Executive has enrolled in and remains eligible for group health plan continuation coverage under Section 4980B (COBRA) of the Internal Revenue Code of 1986, as amended (the “Code”), and the period of coverage provided by the Company under this Section is the group health plan continuation coverage that the Executive would be entitled to under the relevant group health plan, ERISA Section 601 et seq. and Section 4980B of the Code. The Executive will be required to pay the same portion of the premium for such COBRA coverage as if the Executive remained an employee, with appropriate

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reporting of any imputed income and related tax withholding, if any; and (iii). the Company shall also pay, to the extent permitted by law, to the Executive the equal amount the Company would have been required to expend in order to provide Executive one (1) year of all other benefits that the Executive would have received if he had remained employed by the Company during that one (1) year and in accordance with current practices and/or policies of the Company, including but not limited to: short-term disability insurance coverage, long-term disability insurance coverage, pension contribution, 401(k) contribution, and automobile expenses. (iv). In order to receive this Severance Pay outlined in this Section 5.D.i-5.D.iii, Executive must execute and deliver to the Company a valid Waiver and Release Agreement in a form tendered by the Company that shall be negotiated in good faith by both parties, which shall include Executive's general release of all claims against the Company; (v). Any Severance Pay under this Section 5 shall be paid to Executive in a lump sum, less tax withholdings, on the latest date of (x) no more than 30 days after the Executive's last date of employment with the Company or (y) no more than 7 days after the Waiver and Release Agreement becomes final; (vi). At any time during the 12 months that the Company has agreed to pay the executive's COBRA health and life insurance premiums as per Section 5.D.ii, the Company's obligation to pay these premiums automatically ceases on the date that the Executive becomes eligible to receive other health care or life insurance benefits that are substantially similar to the health care insurance benefits that the Executive receives from the aforementioned COBRA benefits. If the Executive becomes eligible to receive such benefits as described above, the Executive agrees to notify the Company in writing within five (5) days of receiving notice of his eligibility to receive the benefits as described above.

e.

Public Notice. The Company and the Executive shall mutually agree upon any communications with the Company and/or to the public regarding the cancellation of this Agreement by either party under subsection 5.A(i), 5.B or 5.C herein. Neither party shall defame, disparage or denigrate the other in public statements.

6.

Intellectual Property, Confidentiality and Investment. The Executive recognizes and agrees that all copyrights, trademarks, or other intellectual property rights to created works arising in any way from the Executive’s employment by the are the sole property of the Company and agrees not to assert any such rights against the Company or any third parties and hereby assigns any and all such rights to the Company. Upon cancellation or termination of this Agreement by either party for any reason, the Executive will relinquish to the Company all documents, books, manuals, lists, records, publications, accounts, computer files or other writings, keys, credit cards, equipment (including but not limited to a leased automobile), or other articles that came into the Executive’s possession in connection with the Executive’s employment by the Company and to maintain no copies or duplicates without the written approval of the Company’s Board of Directors. The Executive will maintain in confidence during and subsequent to the Executive’s employment any information about the Company or its employees which is confidential information, or which might reasonably be expected by the Executive to be regarded by the Company as confidential. The Executive will not make or direct any personal investments based upon information conveyed to the Executive as the  CEO of the Company where the information is conveyed with a request of confidentiality.

7.

Non-Competition and Non-Solicitation.

a.

Non-Compete. Upon termination or cancellation of this Agreement or termination of Executive's

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employment with the Company for any reason, the Executive will refrain for one year from directly or indirectly undertaking employment or any compensated duties as a consultant, independent contractor, owner, agent, employee, employer, officer, partner, director or otherwise, with any other person, corporation or other entity on behalf of any person, entity or company in substantial competition with the Company unless the Company approves the employment or duties in writing or unless the employment or duties are not directly or indirectly related to any activity for which Executive had executive responsibility for the Company or about which Executive had confidential information. Persons, entities and/or companies that are considered in substantial competition with the Company include all persons or entities and that provide services that are both similar to the services provided by the Company and those services are provided by the Company to its employees or customers. For the avoidance of any doubt, the restricted entities are national in scope and that this restriction applies throughout the United States.

b.

Non-Solicitation. The Executive agrees that during any period in which Executive is employed by the Company, and for one (1) year after Executive’s termination of employment, for any reason, Executive will not, either on his own behalf or on behalf of any other person or entity, as an employee, partner, consultant, independent contractor, owner, agent, or in any other capacity, directly or indirectly: (i). solicit business from any client or employee of the Company, or any of their affiliates with which Executive had contact, or responsibility for, or about which Executive had knowledge of Confidential Information by reason of Executive’s employment with the Company; (ii). solicit business from any client or employee which was pursued by the Company or any of their affiliates and with which Executive had contact, or responsibility for, or about which Executive had knowledge of Confidential Information by reason of Executive’s employment with the Company, within the twelve (12) month period prior to termination of employment; or (iii). solicit, retain, employ, recruit or attempt to recruit any person who on or during the ninety (90) days immediately preceding the date of such solicitation or hire is or was an officer, executive or employee of the Company or any of their affiliates, or whom Executive was involved in recruiting while Executive was employed by the Company. (iv). the "solicit business" restriction in subsections 7.B.i and 7.B.ii is limited to soliciting the type of business or services provided by the Company to any client or member within the thirty-six (36) month period prior to Executive's termination of employment.

8.

Construction of Restrictive Covenants. The parties agree that the covenants contained in this Agreement are severable. If an arbitrator or court shall hold that the duration, scope, area or activity restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or activity restrictions which are reasonable and enforceable under such circumstances shall be substituted for the stated duration, scope, area or activity restrictions to the maximum extent permitted by law.

9.

Indemnification. The Company shall indemnify, hold harmless, and defend the Executive against any and all claims arising out of, or in connection with the Executive’s performance of his duties for, and on behalf of, the Company to the full extent permitted by law but not in respect to claims in which it is adjudicated in a decision on the merits that the Executive engaged in fraudulent, grossly negligent, or criminal acts. Such right shall include the right to be paid by the Company including attorney’s fees incurred in defending any such claim in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of such claim shall be made only upon delivery to the Company of any undertaking, by or on behalf of the Executive, in which the Executive

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agrees to repay all amounts so advanced if it should be ultimately determined that the claim is not one to which Executive is entitled to indemnification. This duty to indemnify shall survive the termination, expiration or cancellation of this Agreement.

10.

Successors. This Agreement shall be binding upon the Company and the Executive, their respective heirs, executors, administrators, successors and assigns. The Executive will not assign or delegate any part of the Executive’s rights or responsibilities under this Agreement to a third party unless the Board of Directors agrees in writing to the assignment or delegation. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that would have been required to perform it if no such succession had taken place.

11.

Entire Agreement. This document contains the entire Agreement of the Company and the Executive. It may not be changed orally but only by an agreement in writing signed by the Company and the Executive. This Agreement supersedes and cancels any previous agreements between the Company and the Executive. If any term of this Agreement is declared invalid by a court of competent jurisdiction the other terms of this Agreement shall remain in effect.

12.

Governing Law, Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of California, without reference to principles of conflict of laws. jurisdiction and venue.  The Executive hereby waives any objections to the jurisdiction and venue of said courts, including any objection to personal jurisdiction, venue, and/or forum non-convenient, in any proceeding by the Company to enforce its rights hereunder filed in said courts. The Executive agrees not to object to any petition filed to remove, transfer, re-file and/or dismiss an action filed by the Executive in a forum or court other than the United States District Court in California. Should the Executive object to such a petition, the Executive agrees to be responsible for the Company's legal fees and expenses associated with such a petition.

13.

Survival of clauses. Those terms and provisions which, by their nature, survive the termination, cancellation or expiration of this Agreement (which terms include specifically Sections 5E, 6, 7, 8 and 9) shall survive the termination, cancellation or expiration of this Agreement.

14.

Headings. The headings of this Agreement are not part of the provisions hereof and shall have no force or effect.

15.

Notices. All notices and communications pursuant to this Agreement shall be effective when actually received by the addressee. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows, or to such other address as either party furnishes to the other in writing in accordance with this Section:

The Executive:

Tobi Mac Aro

FlitWays – Enterprise Ride Service

600 Corporate Pointe

Suite 550

Culver City, CA 90230

And

General Counsel of FlitWays Technology Inc

600 Corporate Pointe

Suite 550

Culver City, CA 90230

16.

Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

17.

Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state and local taxes that are required to be withheld by applicable laws or regulations.

18.

No Implied Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provisions of, or to assert, any right under, this

Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

19.

Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

[Signature Page To Follow]

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IN WITNESS WHEREOF, the Executive has executed this Agreement and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

By: /s/ Tobi Mac Aro

Date: December 28, 2017

For the Company:  Tobi Mac Aro

For the Executive:

By: /s/ Tobi Mac Aro

Tobi Mac Aro

FlitWays – Enterprise Ride Service

APPENDIX A

Incentive Bonus Table

Objectives	% age of bonus based on salary	Pass (25%)	Met (50%)	Exceeded (100%)
Annual revenue growth	40%	100%	200%	300%
Stock price increase from 4Q VWAP to 4Q VWAP	20%	200%	400%	600%
Number of new Enterprise accounts with avg. monthly revenue greater than $2,000	20%	30	65	100
Timely filing of all required disclosures	5%	All	All	All
Equity capital raised	10%	$1mm	$2.5mm	$4mm
Global driver supply	5%	+ 20	+ 40%	+60%

FlitWays – Enterprise Ride Service